Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of December 22, 2025, by and between TEN Holdings, Inc., a Nevada corporation (the “Corporation”), and Randolph Wilson Jones III, an individual (the “Executive”). Except with respect to the direct employment of the Executive by the Corporation, the term “Corporation” as used herein with respect to all obligations of the Executive hereunder shall be deemed to include the Corporation and all of its subsidiaries and affiliated entities (collectively, the “Group”).

RECITALS

A. The Corporation desires to continue employing the Executive as its Chief Executive Officer and to assure itself of the services of the Executive during the term of Employment (as defined below).

B. The Executive desires to continue his employment with the Corporation as its Chief Executive Officer during the term of Employment and upon the terms and conditions of this Agreement.

AGREEMENT

The parties hereto agree as follows:

1.	POSITION

The Executive hereby accepts positions of Chief Executive Officer (the “Employment”) of the Corporation.

2.	TERM

Subject to the terms and conditions of this Agreement, the initial term of the Employment shall be three years, effective August 1, 2024 (the “Effective Date”), unless terminated earlier pursuant to the terms of this Agreement. The Employment will be renewed automatically for additional one year terms if neither the Corporation nor the Executive provides a notice of termination of the Employment to the other party or otherwise proposes to re-negotiate the terms of the Employment with the other party within six months prior to the expiration of the applicable term.

3.	DUTIES AND RESPONSIBILITIES

(a)	The Executive’s duties at the Corporation will include all jobs assigned by the Board of Directors (the “Board”).

(b)	The Executive shall devote all of his working time, attention and skills to the performance of his duties at the Corporation and shall faithfully and diligently serve the Corporation in accordance with this Agreement, the Articles of Incorporation and Bylaws of the Corporation, as amended and restated from time to time (the “Charter Documents”), and the guidelines, policies and procedures of the Corporation approved from time to time by the Board, as set forth in Schedule A.

(c)	The Executive shall use his best efforts to perform his duties hereunder.

4.	NO BREACH OF CONTRACT

The Executive hereby represents to the Corporation that: (i) the execution and delivery of this Agreement by the Executive and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, except for agreements entered into by and between the Executive and any member of the Group pursuant to applicable law, if any; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement (other than this) with any other person or entity except for other member(s) of the Group, as the case may be.

5.	Intentionally Omitted

6.	COMPENSATION AND BENEFITS

(a)	Base Salary. The Executive shall receive a base salary of $300,000 per year, be paid in cash. Such compensation is subject to annual review and adjustment by the Corporation.

(b)	Bonus. The Executive shall be eligible for an annual bonus based on a target level of $200,000, subject to achievement of both individual and company performance targets as determined by the Board.

(c)	Equity Incentives. The Executive shall be eligible for such stock options and equity awards as may be determined by the Board, in its sole discretion, consistent with its policies and practices pertaining to equity awards for Corporation executives.

(d)	Benefits. The Executive is eligible for participation in any standard employee benefit plan of the Corporation that currently exists or may be adopted by the Corporation in the future, including, but not limited to, any retirement plan, life insurance plan, health insurance plan and travel/holiday plan.

(e)	Expenses. The Executive shall be entitled to reimbursement by the Corporation for all reasonable ordinary and necessary travel and other expenses incurred by the Executive in the performance of his duties under this Agreement; provided that he properly accounts for such expenses in accordance with the Corporation’s policies and procedures.

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7.	TERMINATION OF THE AGREEMENT

(a)	By the Corporation.

(i) For Cause. The Corporation may terminate the Employment for Cause, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if (each of the following events shall constitute “Cause” as used herein):

(1)	the Executive is convicted or pleads guilty to a felony or to an act of fraud, misappropriation or embezzlement,

(2)	the Executive has been grossly negligent or acted dishonestly to the detriment of the Corporation,

(3)	the Executive has engaged in actions amounting to willful misconduct or failed to perform his duties hereunder and such failure continues after the Executive is afforded a reasonable opportunity to cure such failure; or

(4)	the Executive violates Section 8 of this Agreement.

Upon termination for Cause, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will

(ii) For death and Disability. The Corporation may also terminate the Employment, at any time, without notice or remuneration (unless notice or remuneration is specifically required by applicable law, in which case notice or remuneration will be provided in accordance with applicable law), if:

(1)	the Executive has died, or

(2)	the Executive has a disability which shall mean a physical or mental impairment which, as reasonably determined by the Corporation, renders the Executive unable to perform the essential functions of his employment with the Corporation, with or without reasonable accommodation, for more than 90 days in any 12-month period, unless a longer period is required by applicable law, in which case that longer period would apply (each a “Disability”).

Upon termination for death or Disability, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, the Executive will not be entitled to receive payment of any severance benefits or other amounts by reason of the termination, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

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(iii) Without Cause. The Corporation may terminate the Employment without Cause, at any time, upon three month prior written notice. Upon termination without Cause, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, except with respect to a Covered Termination during a Change in Control Period (each as defined below), the Executive will not be entitled to receive payment of any severance benefits or other amounts, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(b)	By the Executive. The Executive may resign prior to the expiration of the Agreement and may terminate the Employment at any time with a three month prior written notice to the Corporation. Upon termination, the Executive shall be entitled to the amount of base salary earned and not paid prior to termination. However, except with respect to a Covered Termination during a Change in Control Period (each as defined below), the Executive will not be entitled to receive payment of any severance benefits or other amounts, and the Executive’s right to all other benefits will terminate, except as required by any applicable law.

(c)	Notice of Termination. Except otherwise provided, any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

(d)	Change of Control.

(i)	If the Executive experiences a Covered Termination during a Change in Control Period (each as defined below), then, the Corporation shall, subject to Executive’s delivery to the Corporation of a customary separation and general release agreement (the “Release”) that becomes effective and irrevocable no later than forty-five (45) days following the date of the Covered Termination, pay to the Executive an amount equal to twelve (12) months of the Executive’s then current base salary. Such amount shall be paid, subject to applicable withholding, payable in a lump sum on the second regularly scheduled payroll date after the Release Effective Date.

(ii)	Upon a Change of Control, all outstanding unvested stock options then held by the Executive shall fully vest and become exercisable. Notwithstanding any provision in the applicable stock option award agreement or the applicable equity plan, if there is a Covered Termination following a Change in Control, the Company (or its successor) shall permit the Executive to exercise any vested stock options during the twelve (12) month period following such Covered Termination through a “cashless exercise,” whereby (a) a number of shares of stock subject to the stock options being exercised that have a total fair market value on the date of such exercise that is equal to (i) the aggregate exercise price for all such stock options being exercised plus (ii) the aggregate tax withholding obligations that the Executive would be subject to upon the exercise of the stock options being exercised, are surrendered to the Company (or its successor) in lieu of the Executive’s payment of such exercise price and tax withholding obligations, and (b) the Executive receives the remaining number of shares of stock subject to such stock options.

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(iii)	For purposes of this Agreement:

(1)	“Change in Control Period” shall mean the period of time commencing six (6) months prior to a Change in Control and ending twelve (12) months after such Change in Control.

(2)	“Change in Control” shall mean (i) the acquisition by any person or group of affiliated or associated persons of more than 50% of the outstanding capital stock of the Corporation representing more than 50% of the total voting power of outstanding capital stock of the Corporation; (ii) the consummation of a sale of all or substantially all of the assets of the Corporation to a third party; (iii) the consummation of any merger, consolidation, reorganization, or business combination involving the Corporation in which, immediately after giving effect to such merger, less than a majority of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in the aggregate by the stockholders of the Corporation, as applicable, immediately prior to such merger, consolidation, reorganization, or business combination; or (iv) a circumstance in which the Incumbent Directors (as defined below) cease for any reason to constitute a majority of the Board. For the avoidance of doubt and notwithstanding anything herein to the contrary, in no event shall a transaction constitute a “Change in Control” if (x) its sole purpose is to change the state of the Corporation’s incorporation; or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

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(3)	“Covered Termination” shall mean the termination of the Executive’s employment by the Corporation without Cause or by Executive for Good Reason, and shall not include a termination due to Executive’s death or Disability.

(4)	“Disability” shall mean a physical or mental incapacity of Executive that entitles Executive to benefits under the Corporation’s long-term disability plan, or, in the absence of such a plan, it is reasonably determined by the Board that Executive is unable to perform, by reason of such physical or mental incapacity, the essential functions of his or her position for a period of at least 180 days in any twelve (12)-month period or that is reasonably expected to result in Executive’s death.

(5)	“Good Reason” shall mean any one of the following that occurs without the consent of Executive: (a) the reduction of Executive’s base salary or target bonus, other than a reduction of up to 10% that occurs in connection with a Corporation-wide decrease in executive team compensation; (b) the assignment to Executive of any duties materially and negatively inconsistent in any respect with Executive’s position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities; (c) any other action by the Corporation or the Board (or any member thereof) that results in a material diminution in, or unreasonable interference with, Executive’s exercise of such position, authority, duties, or responsibilities, including any requirement that Executive take any action that Executive considers, in good faith, to violate legal, business, moral or ethical standards; (d) the relocation of Executive’s principal place of employment by more than 35 miles; or (e) the Corporation’s material breach of the Agreement or any other material written agreement with Executive; provided, that in each case, Executive will not be deemed to have Good Reason unless (1) Executive first provides the Corporation with written notice of the condition giving rise to Good Reason within 30 days of the date Executive first determines in good faith that a Good Reason occurrence is present; (2) the Corporation or the successor company fails to cure such condition within 30 days after receiving such written notice (the “Cure Period”); and (3) Executive’s resignation based on such Good Reason is effective within 30 days after the expiration of the Cure Period.

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(6)	“Incumbent Directors” shall mean for any period of twelve (12) consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new director(s) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director without objection to such nomination) of the directors then still in office who either were directors at the beginning of the twelve (12)-month period or whose election or nomination for election was previously so approved.

(7)	“Release Effective Date” shall mean the date that is twenty-one (21) days following the date upon which the Corporation timely delivers the Release to Executive, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

8.	CONFIDENTIALITY AND NON-DISCLOSURE

(a)	Confidentiality and Non-disclosure. The Executive hereby agrees at all times during the term of the Employment and after his termination, to hold in the strictest confidence, and not to use, except for the benefit of the Corporation, or to disclose to any person, corporation or other entity without prior written consent of the Corporation, any Confidential Information. The Executive understands that “Confidential Information” means any proprietary or confidential information of the Corporation, its affiliates, or their respective clients, customers or partners, including, without limitation, technical data, trade secrets, research and development information, product plans, services, customer lists and customers, supplier lists and suppliers, software developments, inventions, processes, formulas, technology, designs, hardware configuration information, personnel information, marketing, finances, information about the suppliers, joint ventures, franchisees, distributors and other persons with whom the Corporation does business, information regarding the skills and compensation of other employees of the Corporation or other business information disclosed to the Executive by or obtained by the Executive from the Corporation, its affiliates, or their respective clients, customers or partners, either directly or indirectly, in writing, orally or otherwise, if specifically indicated to be confidential or reasonably expected to be confidential. Notwithstanding the foregoing, Confidential Information shall not include information that is generally available and known to the public through no fault of the Executive.

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(b)	Corporation Property. The Executive understands that all documents (including computer records, facsimile and e-mail) and materials created, received or transmitted in connection with his work or using the facilities of the Corporation are property of the Corporation and subject to inspection by the Corporation at any time. Upon termination of the Executive’s employment with the Corporation (or at any other time when requested by the Corporation), the Executive will promptly deliver to the Corporation all documents and materials of any nature pertaining to his work with the Corporation and will provide written certification of his compliance with this Agreement. Under no circumstances will the Executive have, following his termination, in his possession any property of the Corporation, or any documents or materials or copies thereof containing any Confidential Information.

(c)	Former Employer Information. The Executive agrees that he has not and will not, during the term of his employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Executive has an agreement or duty to keep in confidence information acquired by Executive, if any, or (ii) bring into the premises of the Corporation any document or confidential or proprietary information belonging to such former employer, person or entity unless consented to in writing by such former employer, person or entity. The Executive will indemnify the Corporation and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Executive recognizes that the Corporation may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Corporation’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive agrees that the Executive owes the Corporation and such third parties, during the Executive’s employment by the Corporation and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Corporation’s agreement with such third party.

This Section 8 shall survive the termination of this Agreement for any reason. In the event the Executive breaches this Section 8, the Corporation shall have right to seek remedies permissible under applicable law.

9.	WITHHOLDING TAXES

Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such national, provincial, local or any other income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

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10.	ASSIGNMENT

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that (i) the Corporation may assign or transfer this Agreement or any rights or obligations hereunder to any member of the Group without such consent, and (ii) in the event of a change of control transaction, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.

11.	SEVERABILITY

If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding between the Executive and the Corporation regarding the terms of the Employment and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including any prior agreements between the Executive and a member of the Group. The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set forth in this Agreement. Any amendment to this Agreement must be in writing and signed by the Executive and the Corporation.

13.	GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of New York and each of the parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in New York.

14.	AMENDMENT

This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.	WAIVER

Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

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16.	NOTICES

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by a recognized courier with next-day or second-day delivery to the last known address of the other party.

17.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

18.	NO INTERPRETATION AGAINST DRAFTER

Each party recognizes that this Agreement is a legally binding contract and acknowledges that it, he or she has had the opportunity to consult with legal counsel of choice. In any construction of the terms of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such terms.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

TEN Holdings, Inc.

By:	/s/Virgilio D. Torres
Name:	Virgilio D. Torres
Title:	Chief Financial Officer

Executive

Signature:	/s/Randolph Wilson Jones III
Name:	Randolph Wilson Jones III

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Schedule A

Code of Business Conduct and Ethics

Insider Trading Policy

Policy Relating to the Recovery of Erroneously Awarded Compensation

Written Disclosure Policy